Exhibit 99.1

Board of Directors Appoints Special Committee to

Evaluate Chelsey Proposal; Suit Filed against Hanover Direct, Inc.

in Delaware Chancery Court

WEEHAWKEN, N.J., March 7/PRNewswire-FirstCall/ -- Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) announced today that on February 28th its Board of Directors had appointed a Special Committee composed of the three independent directors to review and evaluate the previously announced proposal from Chelsey Direct, LLC, the Company’s largest shareholder, to take the Company private. The Special Committee had met and selected its independent counsel and is now in the process of selecting an independent financial advisor.

The Company also announced that it was apprised of the filing of a complaint by two of its shareholders on their behalf and others similarly situated in Delaware Chancery Court arising out of the Chelsey proposal. Chelsey was also named as a defendant in the suit as were the Company’s individual directors. The suit alleges that the defendants breached their fiduciary duty to the Company’s shareholders and seeks class certification, an injunction of the going private transaction, rescission and rescissory damages if the transaction goes forward and unspecified damages and costs.

The Company, which has not yet been served with the complaint, is analyzing the case but, based on the information available to it, believes it has no liability.

About Hanover Direct, Inc.

Hanover Direct, Inc. provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company's portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at http://www.hanoverdirect.com.

Source: Hanover Direct, Inc.

Contact: John W. Swatek, S.V.P., Chief Financial Officer & Treasurer of Hanover Direct, Inc., +1-201-272-3389